One Biscayne Tower, 21st Floor 2 South Biscayne Boulevard Miami, Florida 33131-1811 Telephone: 305.373.9400 Facsimile: 305.373.9443 www.broadandcassel.com

June 10, 2009

Puda Coal, Inc.
426 Xuefu Street
Taiyuan, Shanxi Province
The People’s Republic of China

Re:	Puda Coal, Inc., a Florida corporation (the “Company”) Post-Effective Amendment No. 2 to Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to (i) 1,703,053 shares (the "Common Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"); (ii) 16,657,960 shares of the Company’s Common Stock (the "Warrant Shares," and collectively with the Common Shares, the "Shares") that will be issued by the Company upon the exercise of the warrants described in clauses (vi), (vii) and (viii) of the next paragraph (the “Warrants”), in each case offered by certain selling shareholders pursuant to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. File No. 333-130380) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about June 10, 2009 (the "Amendment").

As special Florida counsel to the Company, we have examined only the following documents (collectively, the “Documents”): (i) a copy of the Company’s Articles of Incorporation, as filed with the Florida Secretary of State on August 1, 2001, and as amended by the Articles of Amendment filed with the Florida Secretary of State on each of December 1, 2004, June 24, 2005, August 2, 2005 and September 1, 2005; (ii) the Company’s By-Laws; (iii) the Written Consent Without a Meeting of the Board of Directors effective as of November 17, 2005; (iv) a form of Subscription Agreement for U.S. Investors; (v) a form of Subscription Agreement for Non-U.S. Investors; (vi) a Form of Warrant for U.S. Investors; (vii) a Form of Warrant for Non-U.S. Investors; (viii) Warrants issued to certain selling shareholders with respect to the right to purchase in the aggregate 757,960 Warrant Shares; and (ix) a Certificate to Counsel of even date herewith containing certain representations to this Firm. In such examination, we have assumed the genuineness of all signatures on the Documents and the conformity to original Documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinions set forth herein, we have relied solely upon statements or certificates of officials and representatives of the Company as set forth in the Documents.

BOCA RATON • DESTIN • FT. LAUDERDALE • MIAMI • ORLANDO • TALLAHASSEE • TAMPA • WEST PALM BEACH

Puda Coal, Inc.
June 10, 2009

Based on, and subject to, the foregoing, we are of the opinion that (a) the Common Shares have been duly and validly issued, and are fully paid and nonassessable; and (b) the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be duly and validly issued and fully paid and nonassessable. We have not been asked to consider and have not considered any legal issue relating to the Shares or the Amendment except as expressly set forth herein.

In rendering the opinions expressed above, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any jurisdiction, other than the State of Florida.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment. We also consent to the use of our name under the caption “Legal Matters” in the prospectus constituting part of the Amendment. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours, BROAD AND CASSEL

BOCA RATON • DESTIN • FT. LAUDERDALE • MIAMI • ORLANDO • TALLAHASSEE • TAMPA • WEST PALM BEACH